Exhibit 99.1

PRESS RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Second Quarter Financial and Operating Results; Declares Quarterly Cash Distribution of $0.60 Per Unit; and Updates 2026 Guidance

2026 Quarter Highlights

●	Total revenue of $551.6 million, net income of $79.6 million, and Adjusted EBITDA of $185.7 million, up year-over-year 0.7%, 33.9% and 14.7%, respectively
●	Record oil & gas royalty revenues of $46.3 million, up 30.5% year-over-year
●	Secured 21.2 million additional committed and priced sales tons over the 2026 – 2031 time period
●	Distributable Cash Flow of $108.2 million and Distribution Coverage Ratio of 1.39x both improved by 39.0% sequentially
●	Declares quarterly cash distribution of $0.60 per unit, or $2.40 per unit annualized
●	On July 1, 2026, completed our $206.2 million acquisition of oil & gas mineral interests, adding 48,500 net royalty acres to the Oil & Gas Royalties segment

TULSA, OKLAHOMA, July 27, 2026 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) (“we,” “us,” “our,” “ARLP” or the “Partnership”) today reported financial and operating results for the three and six months ended June 30, 2026 (the “2026 Quarter” and “2026 Period,” respectively). This release includes comparisons of results to the three and six months ended June 30, 2025 (the “2025 Quarter” and “2025 Period,” respectively) and to the quarter ended March 31, 2026 (the “Sequential Quarter”). All references in the text of this release to “net income” refer to “net income attributable to ARLP.” For a definition of Distributable Cash Flow, Distribution Coverage Ratio, EBITDA, Adjusted EBITDA and Segment Adjusted EBITDA Expense and related reconciliations to comparable GAAP financial measures, please see the end of this release.

For the 2026 Quarter, net income increased 33.9% to $79.6 million, or $0.61 per basic and diluted limited partner unit, compared to $59.4 million, or $0.46 per basic and diluted limited partner unit for the 2025 Quarter primarily as a result of higher total revenues and equity method investment income, and the impact of an impairment loss taken in the 2025 Quarter on a preferred equity investment. Total revenues increased to $551.6 million in the 2026 Quarter compared to $547.5 million for the 2025 Quarter as a result of record oil & gas royalty revenues, increased coal sales volumes and higher other revenues, partially offset by lower coal sales price per ton. Adjusted EBITDA increased 14.7% to $185.7 million in the 2026 Quarter compared to $161.9 million in the 2025 Quarter.

Compared to the Sequential Quarter, total revenues increased 6.9% due to higher coal sales volumes, which rose 8.9% to 8.6 million tons sold in the 2026 Quarter compared to 7.9 million tons sold in the Sequential Quarter, partially offset by 2.7% lower coal sales prices per ton. Net income increased by $70.5 million compared to the Sequential Quarter driven by higher revenues, increased investment income, a smaller decline in the fair value of our digital assets, and a $37.8 million non-cash asset impairment charge in the Sequential Quarter at our Mettiki mine. Adjusted EBITDA for the 2026 Quarter increased by 19.8% compared to the Sequential Quarter.

Total revenues decreased slightly to $1.07 billion for the 2026 Period compared to $1.09 billion for the 2025 Period primarily due to lower coal sales, partially offset by record oil & gas royalty revenues. Net income for the 2026 Period was $88.7 million, or $0.68 per basic and diluted limited partner unit, compared to $133.4 million, or $1.03 per basic and diluted limited partner unit, for the 2025 Period. Adjusted EBITDA for the 2026 Period increased 5.8% to $340.7 million compared to $321.9 million for the 2025 Period.

CEO Commentary

"Our coal operations performed well during the quarter, highlighted by strong productivity and disciplined cost control," said Joseph W. Craft III, Chairman, President and Chief Executive Officer. "River View and Tunnel Ridge generated superior operating results, driving Segment Adjusted EBITDA expense per ton sold lower by 6.3% year-over-year and 6.6% sequentially. With Hamilton recently returning to longwall production and no additional longwall moves expected until 2027, we believe our operations are well-positioned to meaningfully increase production and cash flow generation during the second half of this year."

Mr. Craft added, "Our Oil & Gas Royalties segment delivered record quarterly revenue of $46.3 million and Segment Adjusted EBITDA of $38.0 million, driven by stronger realized commodity pricing. Subsequent to quarter end, we successfully closed the $206.2 million AllDale III & IV acquisition. With this transaction, our cumulative investment in oil & gas royalties now exceeds $1.0 billion, marking a significant milestone in the evolution of ARLP's diversified natural resource platform."

Mr. Craft continued, "Repeating my comments when we announced our agreement to buy these reserves, this acquisition accelerates the continued growth of our Oil & Gas Royalties segment, adding scale and development upside across multiple U.S. basins, anchored by a meaningful Permian position. It also expands our natural gas footprint with entry into the Haynesville, a resource play well-positioned to benefit from long-term LNG export demand growth. We believe this acquisition will be immediately accretive to ARLP’s free cash flow per unit and strengthens ARLP’s long-term royalty platform, broadens our exposure to high-quality operators and advances our long-term strategy of building a durable, cash-generating royalties business that complements our existing coal operations."

Segment Results and Analysis (Unaudited)

			% Change
	2026 Second	2025 Second	Quarter /	2026 First	% Change
(in millions, except per ton and per BOE data)	Quarter	Quarter	Quarter	Quarter	Sequential

Coal Operations (1)

Illinois Basin Coal Operations
Tons sold	6.367	6.665	(4.5)%	6.068	4.9%
Coal sales price per ton sold	$51.87	$51.59	0.5%	$51.05	1.6%
Segment Adjusted EBITDA Expense per ton	$35.99	$34.69	3.7%	$35.20	2.2%
Segment Adjusted EBITDA	$104.2	$114.2	(8.8)%	$99.2	5.1%

Appalachia Coal Operations
Tons sold	2.191	1.717	27.6%	1.792	22.3%
Coal sales price per ton sold	$63.57	$82.49	(22.9)%	$74.51	(14.7)%
Segment Adjusted EBITDA Expense per ton	$46.22	$65.71	(29.7)%	$62.19	(25.7)%
Segment Adjusted EBITDA	$49.2	$29.4	67.2%	$26.2	87.9%

Total Coal Operations
Tons sold	8.558	8.382	2.1%	7.860	8.9%
Coal sales price per ton sold	$54.87	$57.92	(5.3)%	$56.40	(2.7)%
Segment Adjusted EBITDA Expense per ton	$38.68	$41.27	(6.3)%	$41.42	(6.6)%
Segment Adjusted EBITDA	$151.7	$141.9	6.9%	$125.1	21.3%

Royalties (1)

Oil & Gas Royalties
BOE sold (2)	0.936	0.880	6.4%	1.022	(8.4)%
Oil percentage of BOE	41.7%	48.6%	(14.2)%	43.5%	(4.1)%
Average sales price per BOE (3)	$49.43	$40.30	22.7%	$40.47	22.1%
Segment Adjusted EBITDA Expense	$7.2	$4.6	58.5%	$6.0	21.1%
Segment Adjusted EBITDA	$38.0	$29.9	27.2%	$34.6	9.8%

Coal Royalties
Royalty tons sold	7.537	5.492	37.2%	6.612	14.0%
Revenue per royalty ton sold	$3.01	$3.21	(6.2)%	$2.89	4.2%
Segment Adjusted EBITDA Expense	$9.8	$5.8	68.3%	$7.1	36.9%
Segment Adjusted EBITDA	$13.0	$11.8	9.7%	$12.3	5.7%

Total Royalties
Total royalty revenues	$69.3	$53.1	30.4%	$61.2	13.2%
Segment Adjusted EBITDA Expense	$17.0	$10.4	64.0%	$13.1	29.7%
Segment Adjusted EBITDA	$51.0	$41.7	22.3%	$46.9	8.8%

Consolidated Total
Total revenues	$551.6	$547.5	0.7%	$516.0	6.9%
Segment Adjusted EBITDA Expense	$340.0	$353.5	(3.8)%	$331.0	2.7%
Segment Adjusted EBITDA	$211.5	$182.3	16.0%	$179.0	18.1%

(1)	For definitions of Segment Adjusted EBITDA Expense and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release. Segment Adjusted EBITDA Expense per ton is defined as Segment Adjusted EBITDA Expense – Coal Operations (as reflected in the reconciliation table at the end of this release) divided by total tons sold.
(2)	Barrels of oil equivalent (“BOE”) for natural gas volumes are calculated on a 6:1 basis (6,000 cubic feet of natural gas to one barrel).
(3)	Average sales price per BOE is defined as oil & gas royalty revenues excluding lease bonus revenue divided by total BOE sold.

Coal Operations

Coal sales volumes decreased by 4.5% in the Illinois Basin compared to the 2025 Quarter due primarily to decreased tons sold from our Hamilton mine as a result of a planned extended longwall move during the 2026 Quarter, partially offset by a strong sales performance and productivity at our River View complex. Compared to the Sequential Quarter, tons sold increased by 4.9% driven primarily by River View's strong performance during the 2026 Quarter. In Appalachia, tons sold increased by 27.6% and 22.3% compared to the 2025 Quarter and Sequential Quarter, respectively, primarily as a result of increased production at our Tunnel Ridge longwall operation due to improved recoveries and higher productivity. Coal sales price per ton decreased by 22.9% and 14.7% in Appalachia compared to the 2025 Quarter and Sequential Quarter, respectively, primarily due to an increased sales mix of lower priced Tunnel Ridge sales volumes in the 2026 Quarter and reduced sales price per ton at Mettiki. ARLP ended the 2026 Quarter with total coal inventory of 0.8 million tons, representing a decrease of 0.3 million tons compared to the end of both the 2025 Quarter and Sequential Quarter.

Segment Adjusted EBITDA Expense per ton in the Illinois Basin increased 3.7% and 2.2% compared to the 2025 Quarter and Sequential Quarter, respectively, due primarily to the planned extended longwall move at our Hamilton mine during the 2026 Quarter. In Appalachia, Segment Adjusted EBITDA Expense per ton for the 2026 Quarter decreased by 29.7% and 25.7% compared to the 2025 Quarter and Sequential Quarter, respectively, as a result of increased production at our Tunnel Ridge operation.

Royalties

Segment Adjusted EBITDA for the Oil & Gas Royalties segment increased to a record $38.0 million in the 2026 Quarter compared to $29.9 million and $34.6 million in the 2025 Quarter and Sequential Quarter, respectively, primarily due to higher average sales prices per MBOE, which increased 22.7% and 22.1%, respectively, partially offset by higher expenses. Oil & gas royalty volumes increased 6.4% compared to the 2025 Quarter as a result of increased drilling and completion activities on our acreage combined with additional oil & gas mineral interests acquired. Volumes decreased 8.4% sequentially due to natural decline from high-ownership pads completed in the Sequential Quarter.

Segment Adjusted EBITDA for the Coal Royalties segment increased to $13.0 million in the 2026 Quarter compared to $11.8 million and $12.3 million in the 2025 Quarter and Sequential Quarter, respectively, due to higher royalty tons sold, primarily from Tunnel Ridge and River View, partially offset by higher expenses.

Balance Sheet and Liquidity

As of June 30, 2026, total debt and finance leases were outstanding in the amount of $590.2 million. The Partnership’s total and net leverage ratios were 0.82 times and 0.67 times debt to trailing twelve months Adjusted EBITDA, respectively, as of June 30, 2026. ARLP ended the 2026 Quarter with total liquidity of $424.0 million, which included $111.2 million of cash and cash equivalents and $312.8 million of borrowings available under its revolving credit and accounts receivable securitization facilities. In addition, ARLP held 646 bitcoins valued at $37.9 million as of June 30, 2026.

Distributions

ARLP announced today that the Board of Directors of ARLP’s general partner approved a cash distribution to unitholders for the 2026 Quarter of $0.60 per unit (an annualized rate of $2.40 per unit), payable on August 14, 2026, to all unitholders of record as of the close of trading on August 7, 2026. The Distribution Coverage Ratio for the 2026 Quarter was 1.39x.

Concurrent with this announcement, we are providing qualified notice to brokers and nominees that hold ARLP units on behalf of non-U.S. investors under Treasury Regulation Section 1.1446-4(b) and (d) and Treasury Regulation Section 1.1446(f)-4(c)(2)(iii). Brokers and nominees should treat one hundred percent (100%) of ARLP’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. In addition, brokers and nominees should treat one hundred percent (100%) of the distribution as being in excess of cumulative net income for purposes of determining the amount to withhold. Accordingly, ARLP’s distributions to non-U.S. investors are subject to federal income tax withholding at a rate equal to the highest applicable effective tax rate plus ten percent (10%). Nominees, and not ARLP, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of non-U.S. investors.

July 2026 Acquisition of Oil & Gas Royalties

On July 1, 2026, we completed the previously announced acquisition of certain general partner and limited partner interests in AllDale Minerals III, LP and AllDale Minerals IV, LP (collectively “AllDale III & IV”) for approximately $206.2 million, subject to customary post-closing adjustments. The AllDale III & IV acquisition expands and diversifies our portfolio of mineral and royalty interests through the added control of approximately 48,500 net royalty acres across premier basins and resource plays including the Permian, Anadarko, Bakken and Haynesville.

ARLP funded the acquisition using a combination of cash on hand, borrowings under its revolving credit facility, and a new $150.0 million term loan at its wholly owned subsidiary Alliance Minerals, LLC.

Outlook

"Due to our strong contracted sales book, we were minimally impacted this quarter by lower domestic coal demand in the first half of this year due to mild weather and lower natural gas prices," Mr. Craft continued. "During the quarter, we continued to add to our sales book by securing an additional 21.2 million committed and priced coal sales tons over the 2026 to 2031 time period. Our expected 2026 coal sales tons are essentially fully committed at the midpoint of guidance, and we now have 29.4 million tons committed and priced for 2027 delivery. We believe this level of forward commitment reflects both the strategic importance of our coal supply and the confidence customers place in ARLP’s ability to deliver."

Mr. Craft concluded, "We are increasing our full-year oil & gas royalties volume guidance to reflect the contribution of the AllDale III & IV acquisition beginning in the third quarter of 2026. Similar to our coal segment, we believe our Oil & Gas Royalties segment is well-positioned to meaningfully increase production and cash flow generation during the second half of this year. Looking ahead, our strategy within this segment is focused on reducing leverage, maintaining financial flexibility, and pursuing disciplined acquisition opportunities that enhance long-term unitholder value."

Guidance

ARLP is updating the following guidance for the full year ending December 31, 2026:

2026 Full Year Guidance

Coal Operations
Volumes (Million Short Tons)
Illinois Basin sales tons	26.00 — 27.00
Appalachia sales tons	7.75 — 8.25
Total sales tons	33.75 — 35.25

Committed & Priced Sales Tons
2026 — Domestic / Export / Total	31.3 / 3.0 / 34.3
2027 — Domestic / Export / Total	26.7 / 2.7 / 29.4

Coal Sales Price Per Ton Sold (1)
Illinois Basin	$50.00 — $52.00
Appalachia	$65.00 — $69.00
Total	$54.00 — $56.00

Segment Adjusted EBITDA Expense Per Ton Sold (2)
Illinois Basin	$33.00 — $35.00
Appalachia	$48.00 — $52.00
Total	$37.00 — $39.00

Royalties
Oil & Gas Royalties (3)
Oil (000 Barrels)	1,950 — 2,050
Natural gas (000 MCF)	10,000 — 10,500
Liquids (000 Barrels)	1,100 — 1,200
Segment Adjusted EBITDA Expense (% of Oil & Gas Royalties Revenue)	~ 14.0%

Coal Royalties
Royalty tons sold (Million Short Tons)	29.5 — 30.2
Revenue per royalty ton sold	$3.00 — $3.20
Segment Adjusted EBITDA Expense per royalty ton sold	$1.10 — $1.20

Consolidated (Millions)
Depreciation, depletion and amortization	$315 — $325
General and administrative	$95 — $100
Net interest expense	$49 — $52
Income tax expense	$22 — $24
Net income attributable to non-controlling interests (4)	$13 — $15
Total capital expenditures	$280 — $300

(1)	Sales price per ton is defined as total coal sales revenue divided by total tons sold.
(2)	Segment Adjusted EBITDA Expense is defined as operating expenses, coal purchases, if applicable, and other income or expense as adjusted to remove certain items from operating expenses that we characterize as unrepresentative of our ongoing operations.
(3)	Oil & Gas Royalties guidance volumes reflect the consolidation of AllDale Minerals III and IV beginning July 1, 2026. Production volumes attributable to AllDale III and IV are included in the guidance ranges and will be reported on a consolidated basis in ARLP's financial results.
(4)	Represents the estimated portion of Oil & Gas Royalties segment results attributable to non-controlling interests, including third-party and related-party ownership interests in AllDale Minerals III, AllDale Minerals IV, and Cavalier Minerals JV, LLC. Amounts attributable to non-controlling interests are excluded from net income attributable to ARLP.

Derivatives

As of the date of this press release, ARLP had the following outstanding derivative contracts assumed in connection with the AllDale III & IV acquisition. When aggregating multiple contracts, the weighted average contract price is disclosed.

	Oil - Fixed Price Swaps		Oil - Costless Collars		Natural Gas - Fixed Price Swaps
	Volumes	Weighted	Volumes	Weighted	Volumes	Weighted
	(000 BBL)	Avg. Price	(000 BBL)	Avg. Price	(000 MCF)	Avg. Price

2026	122	$70.23	37	$73.00 - $81.05	376	$4.22
2027	275	$68.81
2028	215	$68.50

Conference Call

A conference call regarding ARLP’s 2026 Quarter financial results and updated 2026 guidance is scheduled for today at 10:00 a.m. Eastern. To participate in the conference call, dial (877) 407-0784 and request to be connected to the Alliance Resource Partners, L.P. earnings conference call. International callers should dial (201) 689-8560 and request to be connected to the same call. Investors may also listen to the call via the “Investors” section of ARLP’s website at www.arlp.com.

An audio replay of the conference call will be available for approximately one week. To access the audio replay, dial U.S. Toll Free (844) 512-2921; International Toll (412) 317-6671 and request to be connected to replay using access code 13761715.

About Alliance Resource Partners, L.P.

ARLP is a diversified natural resource company that is currently the second largest coal producer in the eastern United States, supplying reliable, affordable energy domestically and internationally to major utilities, metallurgical and industrial users. ARLP also generates operating and royalty income from mineral interests it owns in strategic coal and oil & gas producing regions in the United States. In addition, ARLP is positioning itself as a reliable energy partner for the future by pursuing opportunities that support the growth and development of energy-related technologies and infrastructure.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission (“SEC”), are available at www.arlp.com. For more information, contact the investor relations department of ARLP at (918) 295-7673 or via e-mail at investorrelations@arlp.com.

Investor Relations Contact

Cary P. Marshall

Senior Vice President and Chief Financial Officer

918-295-7673

investorrelations@arlp.com

***

The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. We have included more information below regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. Those forward-looking statements include expectations with respect to our future financial and operational performance, coal and oil & gas consumption and expected future prices, our ability to increase or maintain unitholder distributions in future quarters, business plans and potential growth with respect to our energy and infrastructure investments, optimizing cash flows, reducing operating and capital expenditures, infrastructure projects at our existing properties, growth in domestic electricity demand, preserving liquidity and maintaining financial flexibility, and our future repurchases of units. These risks to our ability to achieve these outcomes include, but are not limited to, the following: decline in the coal industry’s share of electricity generation, including as a result of environmental concerns related to coal mining and combustion, the cost and perceived benefits of other sources of electricity and fuels, such as oil & gas, nuclear energy, and renewable fuels and the retirement of coal-fired power plants in the U.S.; our ability to provide fuel for growth in domestic energy demand, should it materialize; changes in macroeconomic and market conditions and market volatility, and the impact of such changes and volatility on our financial position; changes in global economic and geo-political conditions or changes in industries in which our customers operate; changes in commodity prices, demand and availability which could affect our operating results and cash flows; impacts of geopolitical events, including the conflicts in Ukraine and in the Middle East, including Iran and disruption of maritime traffic through the Strait of Hormuz; actions of the major oil-producing countries with respect to oil production volumes and prices and the direct and indirect impacts over the near and long term on oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in competition in domestic and international coal markets and our ability to respond to such changes; potential shut-ins of production by the operators of the properties in which we hold oil & gas mineral interests due to low commodity prices or the lack of downstream demand or storage capacity; risks associated with the expansion of and investments into the infrastructure of our operations and properties, including the timing of such investments coming online; our ability to identify and complete acquisitions and to successfully integrate such acquisitions into our business and achieve the anticipated benefits therefrom; our ability to identify and invest in new energy and infrastructure ventures; the success of our development and growth plans for our wholly owned subsidiary, Matrix Design Group, LLC, and our investments in emerging and other infrastructure and technology companies; dependence on significant customer contracts, and failure of customers to renew existing contracts upon expiration; adjustments made in price, volume, or terms to existing coal supply agreements; the effects of and changes in trade, monetary and fiscal policies and laws, and the results of central bank policy actions including interest rates, bank failures, and associated liquidity risks; the effects of and changes in taxes or tariffs and other trade measures adopted or threatened by the United States and foreign governments, including the imposition of or increase in tariffs on steel and/or other raw materials; legislation, regulations, and court decisions and interpretations thereof, both domestic and foreign, including those relating to the environment and the release of greenhouse gases, such as state legislation seeking to impose liability on a wide range of energy companies under greenhouse gas “superfund” laws, mining, miner health and safety, hydraulic fracturing, and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; investors’ and other stakeholders’ attention to sustainability matters; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; our productivity levels and margins earned on our coal sales; disruptions to oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in equipment, raw material, service or labor costs or availability, including due to inflationary pressures or tariffs; changes in our ability to recruit, hire and maintain labor; our ability to maintain satisfactory relations with our employees; increases in labor costs, including increases in the costs of health insurance, adverse changes in work rules, or cash payments or projections associated with workers’ compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather, supply chain shortage of equipment or mine supplies, or other factors; risks associated with major mine-related accidents, mine fires, mine floods or other interruptions; results of litigation, including claims not yet asserted; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding post-mine reclamation as well as pension, black lung benefits, and other post-retirement benefit liabilities; uncertainties in estimating and replacing our coal mineral reserves and resources; uncertainties in estimating and replacing our oil & gas reserves; uncertainties in the amount of oil & gas production due to the level of drilling and completion activity by the operators of our oil & gas properties; the impact of current and potential changes to federal or state tax rules and regulations, including a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation in the commercial insurance property program; evolving cybersecurity risks, such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insiders or others with authorized access, cyber or phishing attacks, ransomware, malware, social engineering, physical breaches, or other actions; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these, and other factors can be found in ARLP’s public periodic filings with the SEC, including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2025, filed on February 26, 2026, and ARLP’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed on May 8, 2026. Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025

Tons Sold	8,558	8,382	16,418	16,153
Tons Produced	8,225	8,105	16,209	16,562
Mineral Interest Volumes (BOE)	936	880	1,958	1,760

SALES AND OPERATING REVENUES:
Coal sales	$469,544	$485,469	$912,826	$953,980
Oil & gas royalties	46,293	35,473	87,634	71,557
Transportation revenues	7,510	8,558	16,153	18,758
Other revenues	28,213	17,963	50,964	43,636
Total revenues	551,560	547,463	1,067,577	1,087,931

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	341,352	346,288	682,650	685,724
Transportation expenses	7,510	8,558	16,153	18,758
Outside coal purchases	—	7,179	—	14,524
General and administrative	25,836	20,380	49,877	40,960
Depreciation, depletion and amortization	81,277	76,340	163,631	144,969
Asset impairments	—	—	37,820	—
Total operating expenses	455,975	458,745	950,131	904,935

INCOME FROM OPERATIONS	95,585	88,718	117,446	182,996

Interest expense, net	(12,553)	(9,252)	(24,297)	(17,686)
Interest income	306	570	624	1,437
Net income (loss) on equity method investments	9,489	(1,536)	13,775	(3,542)
Change in fair value of digital assets	(6,345)	12,856	(17,974)	7,282
Impairment loss on investments	—	(25,000)	—	(25,000)
Other income	1,307	17	11,647	628
INCOME BEFORE INCOME TAXES	87,789	66,373	101,221	146,115

INCOME TAX EXPENSE	6,241	5,348	8,926	9,530

NET INCOME	81,548	61,025	92,295	136,585

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(1,986)	(1,615)	(3,639)	(3,192)

NET INCOME ATTRIBUTABLE TO ARLP	$79,562	$59,410	$88,656	$133,393

EARNINGS PER LIMITED PARTNER UNIT - BASIC AND DILUTED	$0.61	$0.46	$0.68	$1.03

WEIGHTED-AVERAGE NUMBER OF UNITS OUTSTANDING – BASIC AND DILUTED	128,658,801	128,428,024	128,598,875	128,347,131

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	June 30,	December 31,
	2026	2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$111,194	$71,212
Trade receivables (net of allowance of $5,659 and $5,360, respectively)	200,779	129,686
Other receivables	4,449	1,992
Inventories, net	125,131	142,619
Advance royalties	10,410	10,496
Digital assets	37,858	51,834
Prepaid expenses and other assets	18,752	22,215
Total current assets	508,573	430,054
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment	4,372,062	4,502,648
Less accumulated depreciation, depletion and amortization	(2,234,362)	(2,364,206)
Total property, plant and equipment, net	2,137,700	2,138,442
OTHER ASSETS:
Advance royalties	75,080	72,412
Equity method investments	71,276	69,638
Equity securities	86,353	82,466
Operating lease right-of-use assets	13,786	17,065
Other long-term assets	49,024	43,711
Total other assets	295,519	285,292
TOTAL ASSETS	$2,941,792	$2,853,788

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable	$90,507	$81,809
Accrued taxes other than income taxes	27,570	20,319
Accrued payroll and related expenses	37,438	31,244
Accrued interest	2,412	2,012
Workers' compensation and pneumoconiosis benefits	15,847	15,901
Other current liabilities	35,367	29,495
Current maturities, long-term debt, net	81,104	23,646
Total current liabilities	290,245	204,426
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities, net	498,484	427,137
Pneumoconiosis benefits	102,865	100,740
Workers' compensation	36,995	37,742
Asset retirement obligations	163,104	153,247
Long-term operating lease obligations	11,280	14,591
Deferred income tax liabilities	26,957	27,732
Other liabilities	25,466	27,951
Total long-term liabilities	865,151	789,140
Total liabilities	1,155,396	993,566

COMMITMENTS AND CONTINGENCIES

PARTNERS' CAPITAL:
ARLP Partners' Capital:
Limited Partners - Common Unitholders 128,658,801 and 128,428,024 units outstanding, respectively	1,776,227	1,843,627
Accumulated other comprehensive loss	(7,217)	(1,026)
Total ARLP Partners' Capital	1,769,010	1,842,601
Noncontrolling interest	17,386	17,621
Total Partners' Capital	1,786,396	1,860,222
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$2,941,792	$2,853,788

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2026	2025

CASH FLOWS FROM OPERATING ACTIVITIES	$258,520	$297,379

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(145,704)	(153,793)
Change in accounts payable and accrued liabilities	(3,282)	(11,840)
Proceeds from sale of property, plant and equipment	411	709
Contributions to equity method investments	(2,178)	(1,391)
Purchase of debt securities	—	(2,127)
Oil & gas reserve business combinations	(21,965)	—
Oil & gas reserve asset acquisitions	(9,370)	(2,740)
Other	938	2,929
Net cash used in investing activities	(181,150)	(168,253)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under securitization facility	151,000	39,000
Payments under securitization facility	(95,000)	(39,000)
Payments on equipment financings	(6,845)	(6,303)
Borrowings under revolving credit facilities	181,000	—
Payments under revolving credit facilities	(102,500)	—
Borrowing under long-term debt	5,903	—
Payments on long-term debt	(7,031)	(7,031)
Payments for tax withholdings related to settlements under deferred compensation plan	(4,142)	(7,082)
Distributions paid to Partners	(155,856)	(181,630)
Other	(3,938)	(9,114)
Net cash used in financing activities	(37,409)	(211,160)

Effect of exchange rate changes on cash and cash equivalents	21	76

NET CHANGE IN CASH AND CASH EQUIVALENTS	39,982	(81,958)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	71,212	136,962

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$111,194	$55,004

Reconciliation of Non-GAAP Financial Measures (Unaudited)

Reconciliation of GAAP “net income attributable to ARLP” to non-GAAP “EBITDA,” “Adjusted EBITDA,”  “Distribution Coverage Ratio” and “Distributable Cash Flow” (in thousands).

EBITDA is defined as net income attributable to ARLP before net interest expense, income taxes and depreciation, depletion and amortization and Adjusted EBITDA is EBITDA adjusted for certain items that we characterize as unrepresentative of our ongoing operations.  Distributable cash flow (“DCF”) is defined as Adjusted EBITDA excluding equity method investment earnings, interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures and adding distributions from equity method investments.  Distribution coverage ratio (“DCR”) is defined as DCF divided by distributions paid to partners.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors, rating agencies and debt holders have indicated are useful in assessing us and our results of operations.

EBITDA, Adjusted EBITDA, DCF and DCR should not be considered as alternatives to net income attributable to ARLP, net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, Adjusted EBITDA, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, Adjusted EBITDA, DCF and DCR may be computed differently by us in different contexts (i.e., public reporting versus computation under financing agreements).

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2026	2025	2026	2025	2026

Net income attributable to ARLP	$79,562	$59,410	$88,656	$133,393	$9,094
Depreciation, depletion and amortization	81,277	76,340	163,631	144,969	82,354
Interest expense, net	12,690	12,042	25,029	24,097	12,339
Capitalized interest	(443)	(3,360)	(1,356)	(7,848)	(913)
Income tax expense	6,241	5,348	8,926	9,530	2,685
EBITDA	179,327	149,780	284,886	304,141	105,559
Asset impairments	—	—	37,820	—	37,820
Change in fair value of digital assets	6,345	(12,856)	17,974	(7,282)	11,629
Impairment loss on investments (1)	—	25,000	—	25,000	—
Adjusted EBITDA	185,672	161,924	340,680	321,859	155,008
Net loss (income) on equity method investments	(9,489)	1,536	(13,775)	3,542	(4,286)
Distributions from equity method investments	10,791	2,904	14,315	3,753	3,524
Interest expense, net	(12,690)	(12,042)	(25,029)	(24,097)	(12,339)
Income tax expense	(6,241)	(5,348)	(8,926)	(9,530)	(2,685)
Deferred income tax expense (benefit) (2)	(425)	723	(4,133)	(138)	(3,708)
Estimated maintenance capital expenditures (3)	(59,467)	(59,004)	(117,191)	(120,571)	(57,724)
Distributable Cash Flow	$108,151	$90,693	$185,941	$174,818	$77,790
Distributions paid to partners	$77,847	$90,739	$155,856	$181,630	$78,009
Distribution Coverage Ratio	1.39	1.00	1.19	0.96	1.00

(1)	Impairment loss on investments represents a $25.0 million write-down in the 2025 Quarter related to an investment in convertible notes of a battery materials company.
(2)	Deferred income tax expense (benefit) is the amount of income tax expense (benefit) during the period on temporary differences between the tax basis and financial reporting basis of recorded assets and liabilities. These differences generally arise in one period and reverse in subsequent periods to eventually offset each other and do not impact the amount of distributable cash flow available to be paid to partners.
(3)	Maintenance capital expenditures are those capital expenditures required to maintain, over the long-term, the existing infrastructure of our coal assets. We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon. For the 2026 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $7.23 per ton produced compared to an estimated $7.28 per ton produced in 2025. Our actual maintenance capital expenditures fluctuate depending on various factors, including maintenance schedules and timing of capital projects, among others.

Reconciliation of GAAP “Cash flows from operating activities” to non-GAAP “Free cash flow” (in thousands).

Free cash flow is defined as cash flows from operating activities less capital expenditures and the change in accounts payable and accrued liabilities from purchases of property, plant and equipment. Free cash flow should not be considered as an alternative to cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. Our method of computing free cash flow may not be the same method used by other companies. Free cash flow is a supplemental liquidity measure used by our management to assess our ability to generate excess cash flow from our operations.

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2026	2025	2026	2025	2026

Cash flows from operating activities	$153,011	$151,693	$258,520	$297,379	$105,509
Capital expenditures	(50,014)	(67,017)	(145,704)	(153,793)	(95,690)
Change in accounts payable and accrued liabilities	(6,752)	(5,644)	(3,282)	(11,840)	3,470
Free cash flow	$96,245	$79,032	$109,534	$131,746	$13,289

Reconciliation of GAAP “Operating Expenses” to non-GAAP “Segment Adjusted EBITDA Expense” and Reconciliation of non-GAAP “Adjusted EBITDA” to non-GAAP “Segment Adjusted EBITDA” (in thousands).

Segment Adjusted EBITDA Expense is defined as operating expenses, coal purchases, if applicable, and other income or expense as adjusted to remove certain items from operating expenses that we characterize as unrepresentative of our ongoing operations. Transportation expenses are excluded as these expenses are passed on to our customers and, consequently, we do not realize any margin on transportation revenues. Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales, royalty revenues and other revenues. The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses. Segment Adjusted EBITDA Expense – Coal Operations represents Segment Adjusted EBITDA Expense from our wholly-owned subsidiary, Alliance Coal, LLC (“Alliance Coal”), which holds our coal mining operations and related support activities.

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2026	2025	2026	2025	2026

Operating expense	$341,352	$346,288	$682,650	$685,724	$341,298
Outside coal purchases	—	7,179	—	14,524	—
Other income	(1,307)	(17)	(11,647)	(628)	(10,340)
Segment Adjusted EBITDA Expense	340,045	353,450	671,003	699,620	330,958
Segment Adjusted EBITDA Expense – Non Coal Operations (1)	(9,015)	(7,550)	(14,445)	(21,497)	(5,430)
Segment Adjusted EBITDA Expense – Coal Operations	$331,030	$345,900	$656,558	$678,123	$325,528

(1)	Non Coal Operations represent activity outside of Alliance Coal and primarily consist of Total Royalties, our investments in growth-oriented businesses and energy-related technologies, our investments in emerging energy and related infrastructure opportunities and various eliminations primarily between Alliance Coal and our Coal Royalty segment.

Segment Adjusted EBITDA is defined as Adjusted EBITDA adjusted for general and administrative expenses. Segment Adjusted EBITDA – Coal Operations represents Segment Adjusted EBITDA from our wholly-owned subsidiary, Alliance Coal, which holds our coal mining operations and related support activities and allows management to focus primarily on the operating performance of our Illinois Basin and Appalachia segments.

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2026	2025	2026	2025	2026

Adjusted EBITDA (See reconciliation to GAAP above)	$185,672	$161,924	$340,680	$321,859	$155,008
General and administrative	25,836	20,380	49,877	40,960	24,041
Segment Adjusted EBITDA	211,508	182,304	390,557	362,819	179,049
Segment Adjusted EBITDA – Non Coal Operations (1)	(59,840)	(40,413)	(113,833)	(80,723)	(53,993)
Segment Adjusted EBITDA – Coal Operations	$151,668	$141,891	$276,724	$282,096	$125,056

(1)	Non Coal Operations represent activity outside of Alliance Coal and primarily consist of Total Royalties, our investments in growth-oriented businesses and energy-related technologies, our investments in emerging energy and related infrastructure opportunities and various eliminations primarily between Alliance Coal and our Coal Royalty segment.